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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in this Registration Statement of Tekelec on Form S-8 of our report dated January 29, 2003, relating to the consolidated financial statements of Tekelec as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, which report appears in Tekelec's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the incorporation by reference of our report dated January 29, 2003, relating to the financial statement schedule which appears in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California
June 5, 2003